Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A of Fidelity Advisor Series I: Fidelity Advisor Leveraged Company Stock Fund, of our report dated September 17, 2012, on the financial statements and financial highlights included in the July 31, 2012 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts September 25, 2012